Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of iMetrik M2M Solutions (a Development Stage Company),(formerly known as Montreal Services Company), of our report dated August 5, 2011 in which a going concern paragraph was included, on our audit of the financial statements of Montreal Services Company as of May 31, 2011 and the related statements of operations, stockholders’ deficiency and cash flows from the period from inception (May 6, 2009) to May 31, 2011, and the references to us under the caption “Experts”.

PARITZ & COMPANY, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
March 14, 2012